Exhibit 6.1

LICENSE AGREEMENT

This LICENSE AGREEMENT (this "Agreement") is entered into as of January 6, 2020, between Mark Daniel Farb (collectively, "Licensor"), and Flower Turbines, Inc., a Delaware corporation ("Licensee").

Recitals

WHEREAS, Licensor owns all right, title and interest in and to the United States patents, trademarks, copyrights and other intellectual property listed on Exhibit A hereto, together with certain specifications, quality control techniques, practices, knowledge, know-how, skills, experience and other proprietary information related to such patents (the "Know-How,” and sometimes together with the patents and trademarks, the “Licensed Intellectual Property”);

WHEREAS, Licensee desires to license the Licensed Intellectual Property from Licensor;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Licensor and Licensee agree as follows:

Agreement

1.     Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor, an exclusive, worldwide, royalty free license to use and commercialize the Licensed Intellectual Property during the Term (as defined below).

2.     Term and Termination. This Agreement is effective from the date hereof, and shall continue for twenty (20) years (the “Term”). This Agreement shall be deemed automatically terminated (a) in the event Licensee materially breaches any of its material duties, obligations or responsibilities under this Agreement and fails to cure such breach within ten (10) days after receipt by Licensee of written notice specifying the breach; (b) a receiver, trustee, administrator, or administrative receiver is appointed for the Licensee or its property; (b) Licensee makes an assignment for the benefit of creditors; (c) any proceedings are commenced against the Licensee under any bankruptcy, insolvency, or debtor’s relief law, and such proceedings will not be vacated or set aside within fifteen (15) days from the date of commencement thereof; or (d) Licensee is liquidated or dissolved.

3.     Ownership; Maintenance; Infringement.

(a)     Ownership and Obligations. Licensee recognizes and agrees that as between Licensor and Licensee, Licensor is the owner of all Licensed Intellectual Property, and any derivative works, and that these proprietary rights of Licensor are protected by civil and criminal law, are very valuable to Licensor, and that the use and disclosure of the Licensed Intellectual Property must be carefully and continuously controlled by Licensee. Licensee shall keep each and every item of the Licensed Intellectual Property free and clear of any claims, liens and encumbrances; and any act of Licensee, voluntary or involuntary, purporting to create a claim, lien or encumbrance on any item of the Licensed Intellectual Property shall be void. Licensee will take no action disparaging, disputing, attacking, challenging, impairing, diluting or in any way tending to harm the reputation or goodwill associated with the Licensed Intellectual Property or the Brands. To the extent any derivative works are created by Licensee, such derivative works shall be deemed automatically assigned to Licensor.

(b)      Maintaining the Licensed Intellectual Property. Licensee shall, at its sole cost and expense, file applications to register, prosecute such applications, and maintain the Licensed Intellectual Property at its expense. If Licensee fails to file any application, pay any maintenance fee, or take any other maintenance action with respect to the Licensed Intellectual Property, then Licensor shall then have the right, as its sole and exclusive remedy, to file such application, pay such fee at its own expense or take such action, in either case, at Licensee’s expense (which expenses shall be immediately reimbursed by Licensee to Licensor). Licensee shall conduct business in a manner that reflects favorably at all times on the good name, goodwill and reputation of Licensor and Licensee.

(c)     Infringement Enforcement of the Licensed Intellectual Property.

i.         If either party hereto learns of an infringement of any of the Licensed Intellectual Property, such party shall promptly notify the other party and shall provide the other party with available evidence of such infringement.

ii.        Licensor shall have the right but not the obligation to bring, defend and maintain, at Licensee’s expense, any suit or action for infringement by a third party of any Intellectual Property Rights. In such case, Licensee shall actively assist, as reasonably requested by Licensor, in the prosecution of any such action. If Licensor finds it necessary or desirable for Licensor to join Licensee as a party, Licensee shall execute all papers or perform such other acts as may reasonably be required by Licensor.

iii.       In the event that Licensor chooses not to bring, defend or maintain a suit or action for infringement by a third party as provided above, Licensee shall defend and maintain such suit or action at Licensee’s sole expense. In such case, Licensor shall actively assist, in the prosecution of such action as reasonably requested by Licensee. If Licensee finds it necessary or desirable for Licensor to join as a party (which shall be at Licensee’s expense), Licensor shall execute all papers or perform such other acts as may reasonably be required by Licensee.

iv.       With respect to any action brought, maintained or defended under this Section, any monetary award or settlement received by Licensee or Licensor shall be allocated first to offset attorneys’ fees and costs incurred and the remainder shall be allocated to Licensee.

4.     Disclaimer of Warranty

EXCEPT AS EXPLICITLY SET FORTH HEREIN, LICENSOR HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING AND EXCEPT AS EXPRESSLY PROVIDED HEREIN, LICENSOR DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTIBILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY AND NONINFRINGEMENT.

5.     Indemnification and Remedies for Breach

(a)        General Indemnity. Each party shall indemnify and hold the other party harmless from all liability, loss, damage and cost arising out of any claims, demands, actions or other proceedings by third parties of any nature (including, but not limited to, attorney fees as and when incurred), to the extent the same arises out of (i) the breach of any covenant, agreement or obligation of the party contained in or contemplated by this Agreement, (ii) any representation or warranty of the party set forth in this Agreement having been untrue in any material respect when made, except to the extent in either (i) or (ii) above that such claim arises from the indemnified party's willful misconduct or negligence.

(b)        Third Party Liability. Licensee shall indemnify, defend and hold Licensor harmless from all damages, liabilities,, costs and expenses incurred by Licensor arising from or relating to the exploitation, use, sale or transfer of any Licensed Intellectual Property, including, but not limited to, third party claims, including product liability claims, instituted against Licensor.

(c)        Procedure. A party that intends to claim indemnification under this Section (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any loss, liability, damage, expense, claim, demand, action or other proceeding in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume (jointly with any other indemnitor similarly noticed) the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee; provided however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Section shall not apply to amounts paid in settlement of any loss, liability, damage, expense, claim, demand, action or other proceeding if such settlement shall be effected without the consent of the Indemnitee, which consent shall not be unreasonably withheld. The failure by the Indemnitee to deliver notice to the Indemnitor within a reasonable time after commencement of any such action shall only relieve such Indemnitor of any liability to the Indemnitee under this Section to the extent of the actual prejudice to Indemnitor’s ability to defend such action. The Indemnitee under this Section and its employees and agents shall cooperate reasonably with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

6.     Miscellaneous.

(a)       Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

(b)       Notice. Any notice or communication required to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed facsimile or mailed by registered or certified mail, return receipt requested, addressed to the parties, to the addresses for such parties set forth in the signature pages hereto. Notice shall be deemed received on the date sent if sent by facsimile or personal delivery; three days after the date sent if sent by registered or certified mail; and one day after the date sent if sent by overnight courier.

(c)       Modification; Entire Agreement. This Agreement contains the entire and complete understanding between the parties concerning its subject matter, and all representations, agreements, arrangements and understandings between or among the parties, whether oral or written, have been fully merged herein and are superseded hereby. This Agreement may be modified only by a writing signed by both parties.

(d)       Governing Law; Dispute Resolution; Attorneys’ Fees. If either Party has a claim or controversy covered by this Agreement, such party shall give written notice to the other Party, and within ten (10) calendar days of receiving the notice, the parties shall meet and attempt to resolve the dispute. If the Parties are unable to resolve the dispute within ten (10) calendar days, the dispute shall be submitted to binding arbitration in New York, New York, under the rules and procedures of the American Arbitration Association. All fees and costs concerning the arbitration, including the arbitrator’s fees and expenses and attorney’s fees and witness fees shall be borne by the parties in the proportion determined by the arbitrator. This Agreement is made under and will be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

(e)       Remedies. In the event of the breach of any of the provisions of this Agreement, the non-breaching party may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

(f)        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(g)       Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.

(h)       Independent Advice of Counsel. Each of the parties acknowledges that it has been represented by independent legal counsel in connection with this Agreement and has consulted with such legal counsel.

(i)        Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“Licensor”		“Licensee”

FLOWER TURBINES, INC.

/s/ Mark Daniel Farb	By:	/s/ Mark Daniel Farb
Mark Daniel Farb		Mark Daniel Farb, CEO

EXHIBIT A

INTELLECTUAL PROPERTY

PATENTS

China Patent VARIABLE DIAMETER AND ANGLE VERTICAL AXIS TURBINE: 201280034861.0, granted as CN103649530B, docket 4647/37

Japan patent VARIABLE DIAMETER AND ANGLE VERTICAL AXIS TURBINE, 2014-519681, docket 4647/39

Vertical Axis Turbine Clustering, US: 15/310,770, granted as 10330086, docket 4647/47

China: 201780055226.3, in national entry, docket 4647/56, ROOFTOP WIND TURBINE FLOW IMPROVEMENTS

ROOFTOP WIND TURBINE FLOW IMPROVEMENTS, US: 16324720, national entry, docket 4647/55

Savonius Wind Turbine Ratios, Argentina P190103382

Savonius Wind Turbine Ratios, PCT IL2019/051172

Trademarks

Bitulip, registered as serial number 86349235

Owner: Mark Daniel Farb

Tritulip, registered as serial number 86349236

Owner: Mark Daniel Farb

Flower Power, 86349230

Owner: Mark Daniel Farb

Flower Turbines, 86328894

Owner: Mark Daniel Farb

Wind turbine logo design 86329027

Owner: Mark Daniel Farb

COPYRIGHTS

All small vertical axis wind turbine components of “Eco-Art” by M. Daniel Farb Registration VAu-1-311-252

DOMAINS

Flowerturbines.com

tulippower.co

tulip-power.co

windtulips.com

tulippower.us

tulip-power.com

tulip-power.biz

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